Exhibit 4.26

GOLDMAN, SACHS & CO.

PRIVATE & CONFIDENTIAL

February 13, 2008

FOAMEX INTERNATIONAL INC.

1000 Columbia Avenue

Linwood, Pennsylvania 19061

Ladies and Gentlemen:

Reference is hereby made to the First Lien Term Credit Agreement, dated as of February 12, 2007, by and among Foamex L.P., as Borrower (the “Borrower”), Foamex International Inc., as Parent Guarantor (“Holdings”), Bank of America, N.A., as Administrative Agent and Collateral Agent (the “Administrative Agent”), and the lenders and other parties named therein, and the Second Lien Term Credit Agreement, dated as of February 12, 2007, by and among the Borrower, Holdings, the Administrative Agent and the lenders and other parties named therein (together, the “Credit Agreements”) and the Revolving Credit Agreement, dated as of February 12, 2007, by and among the Borrower, Holdings and the other Guarantors named thereto, the Administrative Agent and the lenders and other parties named thereto (the “Revolver”).  Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Credit Agreements or Revolver.

In connection with the Borrower’s compliance with its obligations under Section 7.12 of the Credit Agreements and Section 7.25 of the Revolver with respect to each of its fiscal quarters in its 2008 fiscal year and with respect to its first fiscal quarter in its 2009 fiscal year and upon the basis of the representations and warranties contained in Annex A hereto, we hereby agree, subject to the terms and conditions of this Letter Agreement, to purchase from time to time upon receipt of a Notice (as defined below), at the option of Holdings, for cash Securities (as defined below) of Holdings in an aggregate amount up to 27.940725% of the total amount estimated in good faith by Holdings to be necessary to facilitate the Borrower’s ability pursuant to Section 8.02(b) of the Credit Agreements or Section 9.2(d) of the Revolver, as applicable, to comply with its financial covenants under Section 7.12 of the Credit Agreements or Section 7.25 of the Revolver, as applicable, with respect to the relevant quarter (each, a “QCS Transaction”).  “Securities” shall mean, at our election, which election shall be made within two business days of the receipt of the Notice (as defined below), (1) shares of Series D Preferred Stock of Holdings (the “Series D Preferred Stock”) having the terms set forth in the Certificate of Designations attached as Annex B hereto (the “Series D Certificate of Designations”), (2) shares of Series E Preferred Stock of Holdings (the “Series E Preferred Stock”) having the terms set forth in the Certificate of Designations attached as Annex C hereto (the “Series E Certificate of Designations”) or (3) a combination of Series D Preferred Stock and Series E Preferred Stock.  The total amount referred to in this Letter Agreement shall not exceed $5,588,145.00 in the aggregate (the “Maximum

Obligation”).  The purchase price for the Series D Preferred Stock or the Series E Preferred Stock shall be $1,000 per share.  The Borrower shall use any contribution from Holdings from the proceeds from any issuance and sale of Securities under this Letter Agreement only for the purpose of funding ordinary course expenditures, and not to prepay any debt (whether revolver, term or other).

Certain representations and warranties made by us and Holdings are set forth in Annex A hereto.

We agree to purchase and pay for the Securities hereunder in cash by wire transfer of immediately available funds to a bank account designated by Holdings upon a 3 business day prior written notice from Holdings to us specifying the number of shares of the Securities to be purchased up to the Maximum Obligation (the “Notice”) and sent to us at Goldman, Sachs & Co., 85 Broad Street, 29th Floor, New York, New York 10004, Attention:  Sandip Khosla, Facsimile:  (212) 428-4769, Telephone: (212) 357-6979, E-mail: sandip.khosla@gs.com.

Our obligation to purchase shares of Securities under this Letter Agreement is subject to the condition that at the time a Notice is delivered by Holdings hereunder, (i) the Borrower be in compliance with its obligation (determined as of the time the Notice is delivered) to deliver financial statements under Section 6.01(a) and (b) under the Credit Agreements and Section 5.1(a) and (b) of the Revolver and (ii) there be no Event of Default under the Credit Agreements or the Revolver that cannot be cured (as estimated in good faith by Holdings) pursuant to Section 8.02(b) of the Credit Agreements or Section 9.2(d) of the Revolver with proceeds from the issuance of Securities pursuant to this Letter Agreement (together with the other Letter Agreements executed at approximately the same time as this Letter Agreement).

As consideration for the option granted to Holdings to require Goldman, Sachs & Co. (“Investor”) to purchase Securities pursuant to this Letter Agreement, Holdings hereby agrees to pay Investor a premium (the “Premium”) in an amount equal to 5% of the Maximum Obligation, payable in shares of common stock of Holdings to be issued to Investor at the time of the earliest of (i) the first issuance of Securities under this Letter Agreement, (ii) the consummation of the Rights Offering (as defined in the Series D Certificate of Designations) and (iii) the termination of this Letter Agreement.  The number of shares of common stock of Holdings to be issued shall be calculated based upon the Average Trading Price (as defined in the Series D Certificate of Designations, and subject to the adjustments set forth therein) of the common stock of Holdings for the thirty-Trading Day (as defined in the Series D Certificate of Designations) period ending on the fifth Trading Day immediately preceding the earliest of (i), (ii) and (iii) above.  Holdings and its subsidiaries shall also pay all reasonable fees and expenses incurred by us in connection with the consideration and implementation of each QCS Transaction.

This Letter Agreement shall automatically terminate upon the earliest of (a) 11:59 p.m. on May 20, 2009, (b) 11:59 p.m. on the day that is ten days after the date on which the financial statements of Borrower as of, and for the fiscal quarter ended March 29,

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2009, are required to be delivered to the Administrative Agent pursuant to the Credit Agreements and the Revolver, (c) the date on which Investor has purchased the Maximum Obligation of Securities under this Letter Agreement and (d) the date on which a Rights Offering (as defined in the Certificate of Designations) is consummated.

This Letter Agreement is intended to be binding on the parties and shall be governed by, and construed in accordance with, the laws of the State of New York.  To the fullest extent permitted by applicable law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Letter Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York and in any New York State court located in the Borough of Manhattan and not in any other state or federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the State of New York for purposes of all legal proceedings arising out of, or in connection with, this Letter Agreement or the transactions contemplated hereby and (iii) irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  The parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Letter Agreement.

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This Letter Agreement constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties with respect to the subject matter hereof.  This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original of this Letter Agreement and all of which, taken together, shall be deemed to constitute one and the same Letter Agreement.

Very truly yours,

GOLDMAN, SACHS & CO.

By:
Name:
Title:

Agreed to on February 13, 2008 by:

FOAMEX INTERNATIONAL INC.

By:
Name:
Title:

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ANNEX A

I.              Representations and Warranties of Holdings.

Holdings represents and warrants to, and agrees with, Investor as set forth below.  Each representation, warranty and agreement set forth in this Annex A is made as of the date hereof and as of any issue date of the Securities:

(a)           Each of Holdings and its Subsidiaries (as defined below) has been duly organized and is validly existing as a corporation or other form of entity in good standing under the laws of its state of organization, with the requisite power and authority to own its properties and conduct its business as currently conducted.  Each of Holdings and its Subsidiaries has been duly qualified as a foreign corporation or other form of entity for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except to the extent the failure to be so qualified or be in good standing has not had or could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Holdings and its Subsidiaries taken as a whole or on the ability of Holdings to consummate the transactions contemplated by this Letter Agreement.  For the purposes of this Letter Agreement, a “Subsidiary” of any person means, with respect to such person, any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, has the power to elect a majority of the board of directors or similar governing body, or has the power to direct the business and policies.

(b)           Holdings has the requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Letter Agreement.  Subject to the approval of the Series E Certificate of Designations by the Board of Directors of Holdings and, subject to the filing of the Series D Certificate of Designations or Series E Certificate of Designations, if and as applicable, with the Secretary of State of Delaware pursuant to Section 103 of the Delaware General Corporation Law, Holdings and its Subsidiaries have taken all necessary corporate action required for the due authorization, execution, delivery and performance by each of them of this Letter Agreement, including having obtained the approval of the boards of directors of Holdings and, where required, such Subsidiaries and the approval of the special committee of the board of directors of Holdings formed in connection with this Letter Agreement and related transactions.

(c)           This Letter Agreement has been duly and validly executed and delivered by Holdings, and constitutes a valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms.

(d)           Subject to filing the Series D Certificate of Designations or Series E Certificate of Designations, if and as applicable, with the Secretary of State of Delaware pursuant to Section 103 of the Delaware General Corporation Law and subject to approval of the Series E Certificate of Designations by the Board of Directors of

Holdings under the Delaware General Corporation Law, the issuance of the Securities has been duly and validly authorized and, if and when issued pursuant to the terms of this Letter Agreement and the Series D Certificate of Designations or Series E Certificate of Designations, if and as applicable, will be duly and validly issued, fully paid and non-assessable, and free and clear of all taxes, liens, preemptive rights, rights of first refusal, subscription and similar rights.  The shares of common stock of Holdings (the “Common Stock”) issuable in satisfaction of the Premium and initially issuable upon conversion of the Series D Preferred Stock have been duly and validly authorized and, when issued in satisfaction of the Premium or when issued upon conversion of the Series D Preferred Stock, will be validly issued, fully paid and nonassessable, and free and clear of all taxes, liens, preemptive rights, rights of first refusal, subscription and similar rights; and the Board of Directors of Holdings has duly and validly adopted resolutions reserving such shares of Common Stock for issuance in satisfaction of the Premium and upon conversion of the Series D Preferred Stock.

(e)           Except for the Securities, stock options and restricted stock of Holdings’ employees and directors and a Rights Offering (as defined in the Series D Certificate of Designations) to all shareholders of Holdings, there are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever to which Holdings is a party relating to issued or unissued capital stock of Holdings, or any commitments of any character whatsoever relating to issued or unissued capital stock of Holdings or pursuant to which Holdings is or may become bound to issue or grant additional shares of its capital stock or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights.

(f)            All the outstanding shares of capital stock of each Subsidiary of Holdings have been duly and validly authorized and issued and are fully paid and nonassessable, and all outstanding shares of capital stock of Holdings’ Subsidiaries are owned by Holdings either directly or through wholly owned Subsidiaries free and clear of any taxes, liens, preemptive rights, rights of first refusal, subscription and similar rights (except for any liens that have been or may be granted to lenders in accordance with the Credit Agreements and the Revolver), and there are no outstanding options, warrants, convertible or exchangeable securities or other rights of any character whatsoever to which any Subsidiary is a party relating to issued or unissued capital stock of such Subsidiary, or any commitments of any character whatsoever relating to issued or unissued capital stock of such Subsidiary or pursuant to which such Subsidiary is or may become bound to issue or grant additional shares of its capital stock or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights.

(g)           None of the execution and delivery by Holdings of this Letter Agreement, the performance of and compliance by Holdings or any of its Subsidiaries with all of the provisions hereof and the consummation of the transactions contemplated herein (including compliance by Investor with its obligations hereunder and including as a result of any change in ownership of Holdings) (i) will conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result in the acceleration, termination, modification or cancellation of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries is bound or to which any of the property or assets of Holdings or any of its Subsidiaries is subject, (ii) will result in any violation of the provisions of the certificate of incorporation or by-laws of Holdings, or any of the equivalent organizational documents of any of its Subsidiaries, or (iii) will result in any violation of, or any termination or material impairment of any rights under, any statute, license, authorization, injunction, judgment, order, decree, rule or regulation of any court, governmental agency or body, or arbitration or similar tribunal having jurisdiction over Holdings or any of its Subsidiaries or any of their respective properties.

(h)           No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over Holdings or any of its Subsidiaries or any of their respective properties is required for the execution and delivery by Holdings of this Letter Agreement, the performance of and compliance by Holdings or any of its Subsidiaries with all of the provisions hereof and the consummation of the transactions contemplated herein (including compliance by Investor with its obligations hereunder and including as a result of any change in ownership of Holdings), except for the filing of the Series D Certificate of Designations or Series E Certificate of Designations, if and as applicable, with the Secretary of State of Delaware pursuant to Section 103 of the Delaware General Corporation Law.

(i)            No registration under the Securities Act of 1933, as amended (the “Securities Act”) of the Securities or the Common Stock issuable upon conversion of the Series D Preferred Stock is required for the offer and sale of the Securities to Investor in the manner contemplated herein.

(j)            The audited consolidated financial statements of Holdings as of and for the year ended December 31, 2006 and filed on April 2, 2007 with the Securities and Exchange Commission (the “SEC”) as part of Holdings’ annual report on Form 10-K, and the unaudited consolidated financial statements of Holdings as of and for the three months ended April 1, 2007, the six months ended July 1, 2007 and the nine months ended September 30, 2007 and filed with the SEC on May 14, 2007, August 10, 2007 and November 13, 2007, respectively, as part of Holdings’ quarterly reports on Form 10-Q present fairly in all material respects, in each case together with the related notes, the financial position of Holdings and its consolidated Subsidiaries at the dates indicated and, to the extent included in such reports, the statements of operations, stockholders’ equity and cash flows of Holdings and its consolidated Subsidiaries for the periods specified, except that the unaudited financial statements are subject to normal and recurring year-end adjustments that are not expected to be material in amount; such financial statements have been prepared in conformity with generally accepted accounting principles in the United States, except as otherwise noted in such financial statements or related notes, applied on a consistent basis throughout the periods involved and with past practices, and in conformity with the rules and regulations of the SEC.

(k)           All written information and other materials concerning Holdings and its Subsidiaries (the “Information”) which has been, or is hereafter, prepared by, or on behalf of, Holdings and delivered to Investor is, or when delivered will be, when considered as a whole, complete and correct in all material respects as of the date on which such Information was or will be delivered and does not, or will not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements have been made.  To the extent that any such Information contains projections, such projections at the time they were or will be delivered to Investor were or will be prepared in good faith on the basis of (i) assumptions, methods and tests which are believed by Holdings and its Subsidiaries to be reasonable and (ii) information believed by Holdings and its Subsidiaries to have been accurate based upon the information available to Holdings and its Subsidiaries at the time such projections were furnished to Investor.

(l)            Holdings is not and, after giving effect to the sale of the Securities and the application of the proceeds thereof, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.

(m)          None of Holdings or any of its Subsidiaries has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) that is or will be integrated with the sale of the shares of Securities in a manner that would require registration under the Securities Act of the sale of the shares of Securities to Investor.

 II.           Representations and Warranties of Investor.

Investor represents and warrants to, and agrees with, Holdings as set forth below.  Each representation, warranty and agreement set forth in this Annex A is made as of the date hereof and as of any issue date of the Securities:

(a)           Investor has the requisite power and authority to enter into, execute and deliver this Letter Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Letter Agreement.

(b)           This Letter Agreement has been duly and validly executed and delivered by Investor, and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

(c)           Any Securities and the Common Stock issuable upon conversion of the Series D Preferred Stock that may be acquired by Investor is solely for its own account, for investment and not with a view toward resale or other distribution within the meaning of the Securities Act.

(d)           Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in any

Securities and the Common Stock issuable upon conversion of the Series D Preferred Stock that may be acquired by it.  Investor is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act.  Investor understands and is able to bear any economic risks associated with such investment.

(e)           Investor acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning Holdings and to obtain additional information that it has requested to verify the accuracy of the information contained herein.  Notwithstanding the foregoing, nothing contained herein will operate to modify or limit in any respect the representations and warranties of Holdings or to relieve it from any obligations to Investor for breach thereof or the making of misleading statements or the omission of material facts in connection with the transactions contemplated herein.

(f)            None of the execution and delivery by Investor of this Letter Agreement, the performance of and compliance by Investor with all of the provisions hereof and the consummation of the transactions contemplated herein (i) will conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result in the acceleration, termination, modification or cancellation of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Investor is a party or by which Investor is bound or to which any of the property or assets of Investor is subject, (ii) will result in any violation of the provisions of the certificate of incorporation or by-laws or equivalent organizational documents of Investor, or (iii) will result in any violation of, or any termination or material impairment of any rights under, any statute, license, authorization, injunction, judgment, order, decree, rule or regulation of any court, governmental agency or body, or arbitration or similar tribunal having jurisdiction over Investor or any of its properties.

(g)           No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over Investor or any of its properties is required for the execution and delivery by Investor of this Letter Agreement, the performance of and compliance by Investor with all of the provisions hereof and the consummation of the transactions contemplated herein.

(h)           The Investor is an Equity Investor (as defined in the Credit Agreements and the Revolver) and meets the beneficial ownership conditions set forth in clause (II) of Section 8.02(b) of the Credit Agreements and Section 9.02(d) of the Revolver.